Exhibit 99.1

CHARLOTTE RUSSE ANNOUNCES

SECOND QUARTER UPDATE

•	Better Than Expected Post-Holiday Selling With Comparable Store Sales Increase of Approximately 17%

•	Previously Guided 2nd Quarter Loss of 3-7 Cents Turns into Profit of 1-3 Cents, Before Benefit of Gift Card Breakage Cumulative Adjustment

SAN DIEGO, California, March 28, 2006 – Charlotte Russe Holding, Inc. (Nasdaq/NM: CHIC), a growing mall-based specialty retailer of fashionable, value-priced apparel and accessories targeting young women in their teens and twenties, today reported that net sales increased approximately 35% during the second quarter of fiscal 2006 which ended on March 25, 2006. Sales at comparable stores increased approximately 17% during the second quarter, which exceeded the previous guidance on January 19th of a low double-digit increase.

Based on these sales results, the company currently expects diluted earnings per share in the second quarter to range from $0.01 to $0.03, subject to quarter-end adjustments, and before taking into account a cumulative pre-tax adjustment for gift card income of $2.0 million. This compares to the previous guidance on January 19th of a range of loss per share of $0.03 to $0.07 per share.

Consistent with recent announcements from other retailers, the company has completed its analysis of unredeemed gift card liabilities. Beginning with the second quarter of fiscal 2006, these amounts will be accounted for under the redemption recognition method and will be classified as additional sales as the gift cards are redeemed. Based upon historical redemption trends, the company will recognize a one-time cumulative adjustment to revenue and pre-tax income of $2.0 million, or approximately 5 cents of earnings per share, as of the beginning of the second quarter of fiscal 2006.

Mark Hoffman, Chief Executive Officer, remarked: “We are very pleased given the better than expected progress made at Charlotte Russe with comparable store sales growth and earnings for this quarter; however, on a very disappointing note, the Rampage chain has struggled due to missed trends and weakening overall performance. We look forward to providing more insight into the details of our second quarter performance during our conference call on April 20, 2006.”

Management expects to release the second quarter financial results before the market opens on Thursday, April 20, 2006, with a teleconference call scheduled for 8:00 a.m. (Pacific Time). Interested listeners are invited to participate in that conference call which will be broadcast over the internet at http://www.charlotte-russe.com. To listen to the live call, please go to the web site at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at the company’s web site shortly after the call, or by calling 877-519-4471, PIN: 7161300.

4645 Morena Boulevard, San Diego, California 92117 Phone 858-587-1500 Fax 858-875-0345

Charlotte Russe Holding, Inc. is a growing mall-based specialty retailer of fashionable, value-priced apparel and accessories targeting young women in their teens and twenties. The company operated a total of 422 stores in 43 states and Puerto Rico, as of March 25, 2005, comprised of 356 Charlotte Russe stores and 66 Rampage stores. The company expects to open up to 35 new Charlotte Russe stores during the fiscal year ending in September 2006.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Except for the historical information contained herein, this press release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially, including, but not limited to projections of our future results of operations or of our financial condition, our anticipated growth strategies and projected new store openings, successful repositioning of our Rampage brand which has been and continues to be challenged, integration of our recently hired senior executives, and general and regional economic conditions, industry trends, consumer demands and preferences, competition from other retailers and uncertainties generally associated with women’s apparel and accessory retailing. A complete description of these factors, as well as others that could affect the company’s business, is set forth in the Annual Report on Form 10-K, filed with the Securities and Exchange Commission on December 7, 2005.

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CONTACT: Daniel T. Carter, Chief Financial Officer of Charlotte Russe Holding, Inc., 858-490-2430/